Exhibit 10(g)

WD-40 COMPANY

2007 STOCK INCENTIVE PLAN

FY 2017 RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND ACCEPTANCE

Number of RSU Shares:  The Total “Vest Quantity” Shown Above

Period of Restriction:  Three Year Vesting

Vesting Dates:  For Each “Vest Quantity”, Not Later Than the “Vest Dates” Shown Above

FY 2017 RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your RSU Award Grant Notice and Acceptance (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation, (the “Company”) has awarded to you Restricted Stock Units (“RSUs”) under the WD-40 Company 2007 Stock Incentive Plan (the “Plan”) with respect to the number of shares of the Company’s Common Stock indicated in your Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your RSUs are as follows:

1. Number of Shares.  The number of Shares to be issued to you upon payment of your RSUs (your “RSU Shares”) as referenced in your Grant Notice may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.

2. No Payment of Dividend Equivalents.  Dividend Equivalents are not payable with respect to your RSUs.  Upon issuance of your RSU Shares at the time of vesting or otherwise as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.

3. Vesting.  Your RSUs vest over a period of three years from the Date of Grant.  The number of RSUs vesting on each vesting date is set forth on your Grant Notice.  The vesting date for each fiscal year (the “vesting year”) will be the earlier of the date that is the 3rd business day following the Company’s public release of its annual earnings for the immediately preceding fiscal year or November 15 of the vesting year as specified in your Grant Notice.  Except as otherwise provided for herein, RSUs that are not vested as of the effective date of the termination of your employment with the Company or a Subsidiary for any reason, including death, resignation or termination by the Company or Subsidiary (“Termination of Employment”), shall be forfeited.

4. Payment in Shares upon Vesting.    Your vested RSUs shall be payable solely in an equivalent number of Shares immediately as of the vesting date as set forth in Paragraph 3 above.  Subject to the provisions of Paragraphs 8 and 11 of this Agreement, the RSU Shares shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) on the vesting date.  Issuance of the RSU Shares may not be accelerated, deferred or otherwise claimed by you for any reason or at any time other than upon vesting or otherwise as provided for herein.

5. Retirement Vesting.  Notwithstanding the provisions of Paragraph 3 above and except as provided in Paragraph 7 below, all of your RSUs shall be immediately vested and, subject to the provisions of Paragraphs 8 and 11 of this Agreement, the RSU Shares shall be issued to you as of a date that is thirty (30) days following the effective date of your Retirement (as hereinafter defined).  “Retirement”, for purposes of this Agreement, means Termination of Employment (for any reason other than termination by the Company or a Subsidiary for Cause): (i) after attainment of age sixty-five (65), or (ii) after attainment of age fifty-five (55) provided that you have been in Continuous Service with the Company or a Subsidiary for not less than ten (10) years.

6. Change of Control Vesting.  The provisions of Section 19 of the Plan shall apply in the event of a Change of Control of the Company.   Vesting of your RSUs upon Termination of Employment for “good reason” following a Change of Control shall also be provided for if specifically provided for in a written employment or severance agreement between you and the Company.  In the event your RSUs are vested pursuant to Section 19 of the Plan, subject to the provisions of Paragraphs 7, 8 and 11 of this Agreement, the RSU Shares shall be issued to you as of a date that is thirty (30) days following the effective date of the Change of Control of the Company or the effective date of your Termination of Employment without Cause, as the case may be.

7. Six Month Delay in Issuance of Shares on Termination of Employment for Certain Officers.  If, at the time of your Retirement or other Termination of Employment, you are a “specified employee” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, subject to the provisions of Paragraphs 8 and 11 of this Agreement, the RSU Shares to be issued to you as provided for in Paragraphs 5 or 6 above shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) six (6) months following the day after the effective date of your Termination of Employment.

8. Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, your RSU Shares may not be issued unless the RSU Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of your RSU Shares must also comply with other applicable laws and regulations governing your RSU Shares, and the issuance of your RSU Shares may be delayed if the Committee or the Board determines that such issuance would not be in material compliance with such laws and regulations.

9. Transferability.  Your RSUs are not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the RSU Shares payable as of the date of your death.

10. Agreement Not a Service Contract or Obligation to Continue Service.   This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time.  In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.

11. Withholding of RSU Shares to Cover Tax Withholding Obligations.
(a) At the time of issuance of your RSU Shares, to the extent required by law or applicable regulation, the Company shall withhold from the RSU Shares otherwise issuable to you a number 2 of whole Shares having a Fair Market Value as of the date of vesting, or as of the date of issuance in the case of the issuance of RSU Shares following your Retirement, equal to the minimum amount of taxes required to be withheld by law.  The Fair Market Value of the withheld whole number of RSU Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company on your behalf.

(b) Your RSU Shares may not be issued unless the tax withholding obligations of the Company, if any, are satisfied.  Accordingly, the RSU Shares may not be issued within the time specified in Paragraphs 4, 5, 6 or 7 above and the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for.

12. Notices.   Any notices provided for in the Plan or this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. Governing Plan Document.   This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement.  This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

END OF RESTRICTED STOCK UNIT AGREEMENT

(Refer to RSU Award Grant Notice and Acceptance for Specific Grant Information)